Exhibit 10.1

TRANSITION AGREEMENT

Effective August 10, 2012, First Savings Bank Northwest (the “Bank”), First Financial Northwest, Inc.  (“First Financial”) and First Financial Diversified, Inc. ("FFD")  and Victor Karpiak agree as follows:

Employee:	Victor Karpiak, currently Chairman, President and Chief Executive Officer (“CEO”)

Companies:
First Savings Bank Northwest,
First Financial Northwest, Inc., and
First Financial Diversified, Inc.
201 Wells Avenue South
Renton, Washington 98057
References herein to "First Savings" include both the Bank and First Financial unless otherwise indicated.

Purpose:	Facilitate the executive succession at First Savings with the transition of Mr. Karpiak's employment until his retirement, and the employment of a successor executive.

Transition Schedule:	The target schedule for the transition is set forth below. The schedule will be modified to reflect actual developments.
●
September 17, 2012:  Target date for First Savings to employ a successor executive.  At that point, Mr. Karpiak shall be employed as Executive Chairman of the Bank, and President, CEO and Chairman of First Financial.  The successor shall assume the positions of President and CEO of the Bank.

	●	Mr. Karpiak's schedule with respect to his continued executive capacities shall be coordinated with management and boards of directors of First Savings (“Boards”).
	●	December 31, 2012: Mr. Karpiak resigns as Executive Chairman of the Bank. Mr. Karpiak continues employment (until his retirement in April 2014) as President and CEO of First Financial and President and CEO of FFD. He remains Chairman of the Boards of First Savings, as provided for herein.

Transition Responsibilities:	To facilitate the executive succession, Mr. Karpiak and the successor executive shall have the following responsibilities:
	●	Resignation as President and CEO of the Bank. Upon the employment of a successor executive, Mr. Karpiak shall

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resign as President and CEO of the Bank (continuing as Executive Chairman of the Bank, and CEO and Chairman of First Financial). The Boards shall appoint the successor executive to the offices of President and CEO of the Bank. The successor executive shall assume the responsibilities and duties with respect to the executive positions assigned to him, report to the Boards, and receive reports regarding all other functions of First Savings. The successor executive shall perform the duties relating to the day-to-day management of First Savings.
	●	Executive Chairman Duties. As of December 31, 2012, Mr. Karpiak shall offer to resign as Executive Chairman of First Savings.
	●	Transition to Strategic Focus, Corporate Governance and Community Outreach. As the successor executive assumes the daily management of First Savings, Mr. Karpiak’s duties will transition to a more strategic focus, including but not limited to strategic planning and franchise direction. In addition, Mr. Karpiak will spend time on corporate governance matters with emphasis on board development and oversight responsibilities along with director education programs concerning best practices and industry trends.
	●	Transition Actions. Mr. Karpiak will provide public endorsement of the leadership change with special emphasis placed on maintaining the collective confidence of management, staff, shareholders and customers. A community outreach program will be established (principally for customers, service clubs and public/private economic development organizations) to preserve the community's confidence in the Bank.

Transition Compensation:	Compensation shall be as follows:
	●	General Rule: Except as set forth below, Mr. Karpiak’s compensation as an employee of First Savings (including base and incentive pay and all benefits) shall continue in accord with his employment agreement with First Savings until he completely ceases employment with both the Bank and First Financial, as if Mr. Karpiak were a full time employee, except that his salary shall be modified as follows:
Upon the employment of the successor executive as President and CEO of the Bank ("Hire Date") until December 31, 2012: Annual salary modified to $275,000.

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Calendar year 2013 until his retirement in April 2014:  Annual salary modified to $125,000, of which $40,000 is for services performed as CEO of First Financial, and $85,000 is for services performed as CEO of FFD.

	●	Vacation and Fringe Benefits: Mr. Karpiak shall continue to accrue vacation until his termination of employment with First Savings, in accordance with his employment agreement and the compensation policies of First Savings. Mr. Karpiak shall be able to cash out his accrued vacation in accordance with First Savings's compensation policies.
	●	Recognition and Retention Plan (“RRP”) and Stock Option Plan ("SOP"): Mr. Karpiak’s rights and obligations under the RRP and SOP (as relating to his grants thereunder) shall be determined by the terms and conditions of the RRP and SOP. Without limiting the foregoing, Mr. Karpiak’s RRP and SOP rights and obligations will continue without interruption because Mr. Karpiak will continue employment as provided for herein.

Director:
Mr. Karpiak shall continue as a director of, continue to serve as Chairman of the Boards of, and continue to receive compensation as a director of, First Savings in compliance with the procedures for electing and compensating directors and chairs of the boards of directors of those entities.

Termination:
This Transition Agreement may be terminated (i) by consent of both parties, (ii) upon the death of Mr. Karpiak, (iii) upon the disability of Mr. Karpiak that gives First Savings the right to terminate Mr. Karpiak’ employment under his employment agreements with First Savings, (iv) by First Savings to comply with any law, rule or instruction of any governmental authority, including but not limited to any governmental authority regulating First Financial, (v) by First Savings if Mr. Karpiak ceases to be an employee of First Savings for any reason prior to December 31, 2012, and (vi) by either party if the other party violates any provision of this Transition Agreement and the violation is not cured within 30 days of notice.  If Mr. Karpiak's experiences an Involuntary Termination under his employment agreement prior to vesting in his Executive Supplemental Retirement Plan (SERP) benefits, then he shall be entitled to compensation that replaces his forfeited SERP benefits, provided  in a manner consistent with Code Section 409A.

Employment Contract:	First Savings has previously entered into an employment agreement with Mr. Karpiak. The terms and conditions of Mr. Karpiak’s employment agreement is modified by this Transition

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Agreement only if and to the minimum extent that the express terms of this Transition Agreement directly contradict the terms and conditions of the employment agreement.  It is expressly understood that the compensation and benefits provisions of the employment agreement shall remain in effect, except as provided in the “Transition Compensation” section of this Transition Agreement (and then only if not detrimental to Mr. Karpiak).  Nothing in this Transition Agreement shall change Mr. Karpiak's employee status with First Savings.

Regulatory Restrictions:	This Transition Agreement shall be subject to regulatory provisions as set forth in Sections 7(g), (h), (i), (j) and (l) of Mr. Karpiak’s employment agreement.

Disputes:
Disputes under the Transition Agreement shall be first resolved by discussions, then by mediation, then by arbitration pursuant to the commercial arbitration rules of the American Arbitration Association.

FIRST SAVINGS BANK NORTHWEST

Date: August 10, 2012	By: /s/Gary F. Kohlwes
Gary F. Kohlwes
Its: Corporate Secretary

Date: August 10, 2012	FIRST FINANCIAL NORTHWEST, INC.

By: /s/Joann E. Lee
Joann E. Lee
Its: Corporate Secretary

Date: August 10, 2012	FIRST FINANCIAL DIVERSIFIED, INC.

By: /s/Robert L. Anderson
Robert L. Anderson
Its: Corporate Secretary

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